Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT


Entertainment Digital Network, Inc., a Florida corporation

Media On Demand, Inc., a Florida corporation

HotelView Corporation, a Florida corporation

OSM Acquisition Inc., a Delaware corporation